EXHIBIT 23.3

DEGOLYER AND MACNAUGHTON

5001 Spring Valley Road

Suite 800 East

Dallas, Texas 75244

February 28, 2012

Superior Energy Services, Inc.

11000 Equity Dr. Suite 300

Houston, TX 77041

Ladies and Gentlemen:

We hereby consent to the reference to DeGolyer and MacNaughton and to the incorporation of the estimates contained in our “Appraisal Report as of December 31, 2010 on Certain Properties owned by Superior Energy Services, Inc.” (our Report) in the “Financial Statements and Supplemental Data” portion of the Annual Report on Form 10-K of Superior Energy Services, Inc. for the year ended December 31, 2011 (the Annual Report). We further consent to the incorporation of estimates contained in our “Appraisal Report as of December 31, 2010 on Certain Properties owned by SPN Resources, LLC prepared for Dynamic Offshore Resources, LLC” and our “Appraisal Report as of December 31, 2010 on Certain Properties owned by SPN Resources, LLC prepared for Dynamic Offshore Resources, LLC” that are combined with estimates prepared by other petroleum consultants. Superior Energy Services, Inc. is an owner of SPN Resources, LLC. We further consent to the incorporation by reference of references to DeGolyer and MacNaughton and to our Report in Superior Energy Services, Inc.’s Form S-8 (Registration No. 333-125316, 333-116078, 333-101211, 333-33758, 333-43421, 333-12175, 333-136809, 333-146237, 333-144394, 333-161212, 333-174972, and 333-177679).

Very truly yours,

/s/ DeGOLYER and MacNAUGHTON
Texas Registered Engineering Firm F-716